EXHIBIT 21.1

Subsidiaries

Ault Glazer Bodnar Capital Properties, LLC (f/k/a Franklin Capital Properties, LLC), a Delaware limited liability company wholly owned by Patient Safety Technologies, Inc.

Patient Safety Consulting Group, LLC (f/k/a Franklin Medical Products, LLC), a Delaware limited liability company wholly owned by Patient Safety Technologies, Inc.

Surgicount Medical, Inc., a California corporation wholly owned by Patient Safety Technologies, Inc.

Ault Glazer Bodnar Merchant Capital, Inc., a Delaware corporation wholly owned by Patient Safety Technologies, Inc.

Automotive Services Group, LLC, an Alabama limited liability company wholly owned by Ault Glazer Bodnar Merchant Capital, Inc.